Exhibit 99.1

	Contact:	Mark D. Hauptman
Vice President and CFO
UICI
News Release		9151 Grapevine Highway
North Richland Hills, Texas 76180
Phone: (817) 255-5200
(For Immediate Release)
UICI ANNOUNCES THAT SHAREHOLDERS APPROVE MERGER AGREEMENT WITH
GROUP OF PRIVATE EQUITY INVESTORS
NORTH RICHLAND HILLS, Texas, March 29, 2006 — UICI (NYSE: UCI), a leader in the health insurance market for self-employed individuals, today announced that its shareholders, at a special meeting held today in Bedford, Texas, approved the previously announced merger agreement providing for the acquisition of the Company by affiliates of a group of private equity investors, including The Blackstone Group, Goldman Sachs Capital Partners and DLJ Merchant Banking Partners. More than 39.0 million shares, representing approximately 84.0% of UICI’s outstanding common shares, were voted at the meeting, with more than 99.4% of voted shares voting in favor of the merger proposal.
     Subject to the satisfaction or waiver of the conditions to closing in the merger agreement, UICI and the private equity investors anticipate closing the merger transaction on Wednesday, April 5, 2006. Upon the closing of the merger, holders of record of UICI common shares (other than shares held by certain members of management and shares held through UICI’s agent stock accumulation plans) will be entitled to receive $37.00 in cash per share in the merger, subject to the terms of the merger agreement. The UICI common shares are currently expected to be delisted from trading on the New York Stock Exchange on April 4 following the close of the market.
CORPORATE PROFILE:
     UICI (headquartered in North Richland Hills, Texas) through its subsidiaries offers insurance (primarily health and life) to niche consumer and institutional markets. Through its Self-Employed Agency Division, UICI provides to the self-employed market health insurance and related insurance products, which are distributed primarily through the Company’s dedicated agency field forces, UGA-Association Field Services and Cornerstone America. Through its Student Insurance Division, UICI provides tailored health insurance programs for students enrolled in universities, colleges and kindergarten through grade twelve. Through its Star HRG Division, UICI markets, administers and underwrites limited benefit insurance plans for entry level, high turnover, hourly employees. Through its Life Insurance Division, UICI offers life insurance products to selected markets. Through its ZON Re USA unit, the Company underwrites, administers and issues accidental death, accidental death and dismemberment (AD&D), accident medical and accident disability insurance policies, both on a primary and on a reinsurance basis. For more information, visit www.uici.net.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential” and similar expressions. Actual results may vary materially from those included in the forward-looking statements. Factors that could cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, general economic conditions; the continued ability of the Company to compete for customers and insureds in an industry where many of its competitors may have greater market share and/or greater financial resources; the Company’s ability to accurately estimate medical claims and control costs; changes in government regulation that could increase the costs of compliance or cause the Company to discontinue marketing its products in certain states; the Company’s failure to comply with new or existing government regulation that could subject it to significant fines and penalties; changes in the relationship between the Company and the membership associations and/or changes in the laws and regulations governing so-called “association group” insurance (particularly changes that would subject the issuance of policies to prior premium rate approval and/or require the issuance of policies on a “guaranteed issue” basis); significant liabilities and costs associated with litigation; failure of the Company’s information systems to provide timely and accurate information; negative publicity regarding the Company’s business practices and/or regarding the health insurance industry in general; the Company’s inability to enter into or maintain satisfactory relationships with networks of hospitals, physicians, dentists, pharmacies and other health care providers; the result of the review by various regulatory agencies of the previously-announced proposed cash merger of the Company with affiliates of a group of private equity firms; approval of the merger by the stockholders of UICI and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; failure of the Company’s regulated insurance company subsidiaries to maintain their current ratings by A.M. Best Company, Fitch and/or Standard & Poor’s; failure to obtain court approval of the proposed settlements; and the other risk factors set forth in the reports filed by the Company with the Securities and Exchange Commission.
Additional Information and Where to Find It
     In connection with the proposed cash merger of the Company with affiliates of a group of private equity firms, a registration statement has been filed with the Securities and Exchange Commission. UICI shareholders are encouraged to read the prospectus/proxy statement and any other relevant documents filed with the Securities and Exchange Commission because these documents will contain important information about the transaction. The final prospectus/proxy statement, dated February 28, 2006, was mailed to shareholders of UICI. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov or from UICI Investor Relations at www.uici.net.
UICI press releases and other company information are available at UICI‘s website located at www.uici.net.